SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K
  CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 17, 2005
Date of Report (Date of earliest event reported)

CITY INVESTING COMPANY LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13881 (Commission File Number)	13-6859211 (I.R.S. Employer Identification No.)
853 Broadway, Suite 1607, New York, NY 10003-4703
(Address of principal executive offices)
(212) 473-1918
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 17, 2005, the Trustees of the City Investing Company Liquidating Trust (the “Trust”) received a Nasdaq Staff Deficiency Letter from the Nasdaq Stock Market indicating that for 30 consecutive days the market value of publicly held shares for the Trust’s securities was below the minimum $1,000,000 requirement for continued listing on the Nasdaq SmallCap Market set forth in Marketplace Rule 4310(c)(7). Because of the reduced assets of the Trust following the cash distribution paid on August 15, 2005, the Trustees do not expect compliance with the minimum market value of publicly held shares requirement to be reestablished; however, the Trustees intend to use reasonable efforts to take advantage of any available rights to extend compliance periods or to appeal any notification of delisting.

The above summary of the notice is qualified in its entirety by reference to the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibit

Exhibit	Description
99.1	Press Release dated as of October 21, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY INVESTING COMPANY LIQUIDATING TRUST
(Registrant)

By:	L. Mantell
LESTER J. MANTELL
Trustee

Date:	October 21, 2005

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated as of October 21, 2005

EXHIBIT 99.1

October 21, 2005

FOR IMMEDIATE RELEASE

Contact Information:	Kathleen Sides
City Investment Company Liquidating Trust
853 Broadway, Suite 1607
New York, NY 10003
(212) 473-1918
E-mail: shr@cnvlz.com

On October 17, 2005, the Trustees of the City Investing Company Liquidating Trust (CNVLZ) received a Nasdaq Staff Deficiency Letter from the Nasdaq Stock Market indicating that the Trust’s securities no longer satisfied the continued-listing requirement set forth in Marketplace Rule 4310(c)(7) that publicly held shares of listed securities maintain a minimum market value of $1,000,000. Pursuant to Marketplace Rule 4310(c)(8)(B), the Trust will have 90 calendar days, or until January 17, 2006, to reestablish compliance with the minimum market value of publicly held shares requirement. If it is unable to reestablish compliance during that period, the Trust expects to be delisted. Because of the reduced assets of the Trust following the cash distribution paid on August 15, 2005, the Trustees do not expect compliance with this requirement to be reestablished; however, the Trustees intend to use reasonable efforts to take advantage of any available rights to extend compliance periods or to appeal any notification of delisting.

In the event that the Trust is delisted, it is expected that one or more of the present market makers will continue to make a market in the Units of the Trust; but they are not obligated to do so and may discontinue market making in the Units at any time. Accordingly, a liquid trading market for the Units may not exist, which could result in holders of the Units being unable to sell Units at a particular time or for a favorable price.